Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-254984 on Form S-8, of our auditor’s report dated September 8, 2022 with respect to the consolidated financial statements of MedMen Enterprises Inc. (and its subsidiaries) as at June 25, 2022 and for each of the years in the two-year period ended June 25, 2022, as included in the Annual Report on Form 10-K of MedMen Enterprises Inc. for the year ended June 25, 2022, as filed with the SEC.

We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/ MNP LLP

MNP LLP

Chartered Professional Accountants

Licensed Public Accountants